BREED TECHNOLOGIES, INC.
                               PROXY STATEMENT AND
                       PROXY STATEMENT AND OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1997


NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of BREED Technologies, Inc., a Delaware corporation (the "Company"), will be held on Thursday, November 20, 1997 at 9:00 a.m. in The Frank Lloyd Wright Reception
Center at Florida Southern College, 111 Lake Hollingsworth Drive, Lakeland, Florida (the "Meeting") for the purpose of considering and voting upon the following matters:

1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders.

2. To approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares from 2,500,000 to 3,700,000 shares of Common Stock of the Company authorized for issuance under the Plan.

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

The Board of Directors has fixed the close of business on Thursday, September 25, 1997 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

A copy of the Company's Annual Report to Stockholders for the year ended June 30, 1997, which contains consolidated financial statements and other information of interest to Stockholders, accompanies this Notice and the enclosed Proxy Statement.

By order of the Board of Directors,
LIZANNE GUPTILL, Secretary

September 25, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            BREED TECHNOLOGIES, INC.
                             5300 OLD TAMPA HIGHWAY
                             LAKELAND, FLORIDA 33811

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1997


This Proxy Statement is furnished to holders ("Stockholders") of shares of the common stock, $0.01 par value per share ("Common Stock"), of BREED Technologies, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 20, 1997 at 9:00 a.m. in The Frank Lloyd Wright Reception Center at Florida Southern College, 111 Lake Hollingsworth Drive, Lakeland, Florida, and at any adjournments thereof (the "Meeting").

At the Meeting, the Stockholders will be asked to consider and vote on the election of six directors to serve on the Board of Directors of the Company and to consider and vote on a proposal to amend the Company's 1994 Stock Incentive Plan. All properly executed proxies received prior to or at the Meeting will be voted in accordance with the instructions of the Stockholder. If no choice is specified, the proxies will be voted in favor of each of the matters set forth in the accompanying Notice of Meeting. Any Stockholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a subsequently dated proxy, by delivering a subsequently dated written notice of revocation to the Secretary of the Company, or by voting in person at the Meeting (although attendance at the Meeting will not itself be deemed to revoke a Proxy unless the Stockholder gives affirmative notice at the Meeting that the Stockholder intends to revoke the Proxy and vote in person).

The Board of Directors has fixed the close of business on September 25, 1997 as the record date ("Record Date") for the determination of Stockholders entitled to receive notice of, and to vote at, the Meeting. On September 25, 1997, there were outstanding and entitled to vote an aggregate of 31,687,984 shares of Common Stock. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1997 are being mailed to Stockholders on or about October 7, 1997. The Company will, upon written request of any Stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company, attention of Investor Relations, P.O. Box 33050, Lakeland, Florida 33807-3050. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Votes Required

The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for Stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

The affirmative vote of the holders of a plurality of the votes cast by the Stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting is required for the approval of each of the other matters to be voted upon.

Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 31, 1997 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) all directors and director nominees,
(iii) each person listed in the following Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.


                                                 Amount and Nature of Beneficial
                                                             Ownership
                                                    Number of         Percent of
     Name and Address of Beneficial Owner (1)       Shares (2)        Class (3)
     ----------------------------------------       ----------        ---------

Director Nominees and Certain Executive Officers

Allen K. Breed ...................................   8,532,850(4)     26.94%

Johnnie Cordell Breed ............................   9,352,850(5)     29.52%

Peter A. Lewis ...................................      11,579(6)     *

Larry W. McCurdy .................................      11,579(7)     *

Charles J. Speranzella, Jr .......................      75,528(8)     *

Fred J. Musone ...................................           0        *

Giovanni Magistrali ..............................     130,636(9)     *

Edward H. McFadden ...............................      33,037(10)    *

All executive officers
  and directors, as a group (10 persons) .........  19,207,265(11)    60.63%

Other Beneficial Holders

Pioneering Management Corporation.................   2,895,500(12)     9.14%

Total outstanding shares as of July 31, 1997        31,679,217
* Less than 1%

(1) The business address for Mrs. Breed and Messrs. Breed, Lewis, McCurdy, Speranzella, Musone and Magistrali is 5300 Old Tampa Highway, Lakeland, Florida 33811.

(2) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. In accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be a beneficial owner of securities if he or she has sole or shared voting power or investment power with respect to such securities or has the right to acquire such ownership within 60 days. The inclusion herein of such shares, however, does not constitute an admission that the named Stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(3) In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or other conversion privileges excersiable within sixty (60) days held by such individual or group, but are not deemed outstanding by any other person or group.

(4) Includes 8,477,750 shares of Common Stock held by A. Breed, Ltd., a Texas limited partnership; the Allen K. Breed Revocable Trust, limited partner. Mr. Breed is the sole trustee of the Allen K. Breed Revocable Trust. Also includes 100 shares of Common Stock held as a joint tenant with Johnnie Cordell Breed, Mr. Breed's wife, Co-Chairman and Chief Executive Officer of the Company, and 55,000 shares held by the Breed Charitable Foundation.

(5) Includes 8,477,750 shares held by J. Breed, Ltd., a Texas limited partnership; the Johnnie Eileen Cordell Breed Revocable Trust, limited partner . Mrs. Breed is the sole trustee of the Johnnie Eileen Cordell Breed Revocable Trust. Also includes 875,000 shares of

Common Stock held in five trusts of which Mrs. Breed is a trustee with shared voting and investment power and of which her and Mr. Breed's children are beneficiaries. Mrs. Breed disclaims beneficial ownership of the shares held in the trusts. Also includes 100 shares of Common Stock held as a joint tenant with Mr. Breed, Chairman of the Board of Directors of the Company.

(6) Includes 11,579 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days.

(7) Includes 11,579 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days.

(8) Includes 55,000 shares of Common Stock held by the Breed Charitable Foundation for which Mr. Speranzella is Trustee. Includes 19,148 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days.

(9) Includes 11,609 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days.

(10) Includes 29,036 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days. Mr. McFadden's address is 2602 South Dundee Street, Tampa, Florida 33629.

(11) Includes 92,157 shares of Common Stock which may be acquired pursuant to stock options granted to executive officers and directors and exercisable within 60 days. The number includes options, held by directors to purchase an aggregate of 27,628 shares of Common Stock (includes 4,470 shares held by former director, Daniel M. Edelman) and options held by executive officers to purchase the following respective numbers of shares: Charles J. Speranzella, Jr. 19,148 shares; Giovanni Magistrali, 11,609 shares; Arthur R. Schauffert, Jr. 4,736 shares; and Edward H. McFadden 29,036 shares.

(12) This information is based on Amendment No. 1 of Schedule 13G filed with the Securities and Exchange Commission on January 14, 1997, and a subsequent 13F filed for the quarter ending June 30, 1997. Pioneering Management's address is 60 State Street, Boston, MA 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors and persons who are the beneficial owner of more than 10% of the common stock of a company which files reports pursuant to Section 12 of the Exchange Act are required to report the ownership of such common stock, options and stock appreciation rights and any changes in that ownership with the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended June 30, 1997. The Company believes that all of these filing requirements were satisfied by its executive officers, directors and by the beneficial owners of more than 10% of the Common Stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Nominees for Election as Directors

The Company's Board of Directors consists of four directors, each of whose term will expire at the Meeting. The Board of Directors has nominated six persons, all of whom have agreed to stand for election at the Meeting. Each nominee has agreed to seek election as a director of the Company and to hold office until the next Annual Meeting of Stockholders and his/her successor is duly elected and qualified. The persons named as proxies in the accompanying Proxy intend (unless authority to vote therefor is specifically withheld) to vote for the election of the six persons named below as directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unavailable to serve as a director, the persons named as proxies in the accompanying Proxy may vote the Proxy for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. The following table sets forth certain information with respect to the nominees:


                                                 Principal   Occupation,   Other
                                                 Business Experience During Past
                            Director             Five     Years     and    Other
Name                        Age      Since       Directorships
----                        ---      -----       -------------------------------

Allen K. Breed              70       1986        Chairman   of  the   Board   of
                                                 Directors of the Company  since

                                                 September  1997;  Chairman  and
                                                 Chief Executive  Officer of the
                                                 Company   from   1986   through
                                                 September  1997;  Chairman  and
                                                 President of Breed Corporation,
                                                 a  former  defense  contractor,
                                                 since  1961;  Mr.  Breed is the
                                                 husband  of   Johnnie   Cordell
                                                 Breed.

Johnnie Cordell Breed       53       1986        Co-Chairman and Chief Executive
                                                 Officer  of the  Company  since
                                                 September  1997;  President and
                                                 Chief  Operating  Officer  from
                                                 September      1995     through
                                                 September  1997;  Vice Chairman
                                                 of  the   Company   from   1986
                                                 through   August   1995;   Vice
                                                 President of Breed  Corporation
                                                 since   1986;   Secretary   and
                                                 Treasurer of Transcor,  Inc., a
                                                 provider   of    transportation
                                                 travel  services,  since  1982,
                                                 and    currently    the    sole
                                                 stockholder of Transcor,  Inc.;
                                                 a Trustee of  Columbia  College
                                                 of South  Carolina;  Mrs. Breed
                                                 is the wife of Allen K. Breed.


Peter A. Lewis              66       1987        Limited  Managing  Director  of
                                                 Lazard  Freres & Co.,  LLC,  an
                                                 investment  banking firm, since
                                                 May 1995;  Limited  Partner  of
                                                 Lazard   Freres  &  Co.   since
                                                 January 1993;  General  Partner
                                                 of  Lazard  Freres  & Co.  from
                                                 1969 through 1992;  Director of
                                                 Molten Metal Technology, Inc.

Larry W. McCurdy            62       1992        Chief  Executive   Officer  and
                                                 President of Echlin,  Inc.,  an
                                                 automotive  components supplier
                                                 since     1997.     Previously,
                                                 Executive   Vice  President  of
                                                 Cooper      Industries,       a
                                                 manufacturer    of   automotive
                                                 products, since 1994; President
                                                 and Chief Executive  Officer of
                                                 Moog   Automotive,    Inc.,   a
                                                 manufacturer    of   automotive
                                                 aftermarket   products,   since
                                                 1985;   President   and   Chief
                                                 Operating  Officer  of  Echlin,
                                                 Inc.   from   1983   to   1985;
                                                 Director of Lear Seating  Corp.
                                                 and Mohawk Industries,  Inc.; a
                                                 Trustee of Millikin University.

Charles J. Speranzella, Jr. 42       Nominee     Vice  Chairman  of the  Company
                                                 since September 1997; Executive
                                                 Vice    President,    Worldwide
                                                 Operations and President  BREED
                                                 European Holdings Limited since
                                                 1996; Executive Vice President,
                                                 General  Counsel and  Secretary
                                                 since 1995; General Counsel and
                                                 Assistant    Secretary    since
                                                 September, 1994. Various senior
                                                 positions with Matra Hachette's
                                                 Fairchild   Space  and  Defense
                                                 Corporation and Martin Marietta
                                                 from  1979  until  joining  the
                                                 Company in 1994.

Fred J. Musone              53       Nominee     President  and Chief  Operating
                                                 Officer  of the  Company  since
                                                 September  1997;  President and
                                                 Chief   Operating   Officer  of
                                                 Morton            International
                                                 ASP/Autoliv,       Inc.,      a
                                                 manufacturer  of airbags  since
                                                 1995;     Various    management
                                                 positions  with  Federal  Mogul
                                                 Corporation  from 1972  through
                                                 1995,  the  most  recent  being
                                                 President      of     Worldwide
                                                 Manufacturing Operations;



All directors of the Company hold office until the earlier of the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or their death, resignation or removal. Other than as indicated above, there are no family relationships between any of the Company's directors, nominees to serve as director or executive officers. There are no arrangements between any director or director nominee of the Company and other person pursuant to which he or she was, or will be, selected as director.

For information relating to shares of Common Stock owned by each of the directors, see "Stock Ownership of Certain Beneficial Owners and Management."

Board and Committee Meetings

The Board of Directors met 6 times (including by telephone conference) during fiscal year 1997. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, whose members are Messrs. Lewis and McCurdy, reviews the audit of the Company's accounts, monitors the effectiveness of the audit and evaluates the scope of the audit. The Compensation Committee, whose members are Messrs. Lewis and McCurdy, reviews and recommends salaries and other compensatory benefits for the principal officers of the Company. During fiscal year 1997, the Audit Committee met 3 times and the Compensation Committee met 2 times. The Board of Directors of the Company presently does not have a standing nominating committee or committees performing similar functions. Through the date of the Proxy
Statement, all functions normally performed by such a committee have been carried out by the full Board of Directors.

Director Compensation

As compensation for serving on the Board of Directors, members of the Board of Directors who are not employees of the Company are paid $5,000 for attendance at each meeting of the Board, $1,250 for participation in each telephonic Board meeting, $1,000 for each committee meeting and $2,000 for serving as chairman of a Board Committee. These fees are in addition to participation in the Directors' Stock Option Plan.

In September 1992, the Board of Directors adopted, and the Stockholders of the Company approved, the Company's 1992 Director Stock Option Plan (the "1992 Director Plan"). Under the terms of the 1992 Director Plan, directors of the Company who are not employees of the Company or any subsidiary are eligible to receive non-statutory options to purchase shares of Common Stock of the Company. In November 1996, the Stockholders of the Company increased the total shares available under the 1992 Director Plan from 50,000 to 100,000 shares of Common Stock which may be issued upon exercise of options granted. Annual options under the 1992 Director Plan will be granted to eligible directors after their election on the date of each annual meeting of Stockholders. The number of shares of Common Stock covered by the options shall be determined by dividing $50,000 by the fair market value of the Company's Common Stock on the date of grant and shall vest on the first anniversary of the date of grant (or, if earlier, the day prior to the first annual meeting of Stockholders of the Company following the date of grant). The exercise price of options granted under the 1992 Director Plan shall equal the fair market value of the Common Stock on the date of grant. On November 20, 1996, options to purchase 1,170 shares of Common Stock at an exercise price of $28.250 per share were granted to each of Messrs. Lewis and McCurdy. These options fully vest in November, 1997.

Certain Transactions

Since November 1992, the Company has engaged the services of Transcor, Inc. ("Transcor") to support its travel requirements. Transcor has provided the Company with airline tickets, computer services, ticket stock and car and hotel rentals. Johnnie Cordell Breed is the sole stockholder of Transcor. During fiscal year 1997, Transcor received gross commissions of $168,252 based transactions by Transcor on behalf of the Company of $1,808,951 of business. In addition, pursuant to the terms of a travel management agreement, the Company is entitled to share in a portion of Transcor's revenues derived from the Company. The Company incurs no cost or fees in connection with this arrangement. The Company believes that the terms of its relationship with Transcor are as favorable as those that were available though other travel companies.

Recent Developments

On September 2, 1997, BREED announced that it reached agreement with AlliedSignal, Inc. to acquire its automotive safety restraint business. AlliedSignal Safety Restraint Systems has annual sales in excess of $900 million and employs 7,700 people in 14 plants in seven countries. It is the largest supplier of seatbelts and third largest supplier of airbags in the United States. Management believes that this strategic combination will make BREED an even stronger global competitor in fully integrated occupant safety systems. The transaction is expected to be completed following regulatory review, as well as other legal requirements in various countries where these businesses operate. Although no assurances can be given, the Company does not anticipate any difficulty in completing this transaction.

Compensation of Executive Officers

Summary Compensation

The following Summary Compensation Table sets forth certain information with respect to the annual and long-term compensation paid during the past three fiscal years to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company earning in excess of $100,000 for the fiscal year ended June 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                     Long Term
                                                            Annual Compensation                    Compensation(1)
                                                 ---------------------------------------------     ---------------

       Name and Principal                                                         Other Annual        Number of         All Other
            Position                  Year       Salary ($)       Bonus (2)     Compensation(3)        Options       Compensation(4)
            --------                  ----       ----------       --------      ---------------       ---------      ---------------
Allen K. Breed                        1997        $456,404        $456,404             $32,064               0              $ 4,500
Chief Executive Officer               1996        $455,812        $441,000             $36,466               0              $ 4,500
                                      1995        $441,000        $441,000             $14,360               0              $ 4,500

Johnnie Cordell Breed                 1997        $331,749        $287,950             $17,115               0              $ 4,500
President and Chief                   1996        $283,032        $220,000             $44,376               0              $ 4,500
Operating Officer                     1995        $220,000        $220,000             $11,073               0              $ 4,500

Charles J. Speranzella, Jr            1997        $210,784        $115,000             $58,881           7,485              $ 4,500
Executive Vice President,             1996        $198,672         $43,125             $74,461          90,607              $40,661
General Counsel &
Secretary

Giovanni Magistrali,                  1997        $315,016              $0             $34,478           7,747              $ 4,500
President, BREED                      1996        $315,016              $0             $32,445          40,607              $ 4,500
International                         1995        $315,016      $1,078,750             $12,850          11,475              $ 4,500
Manufacturing

Edward H. McFadden                    1997        $207,012         $93,150             $18,578               0              $ 4,500
Executive Vice President              1996        $206,743         $88,667             $25,322          66,153              $ 4,500
& Chief Financial Officer             1995        $193,271         $90,758              $9,597          10,956              $17,581

(1) The Company does not have a long-term compensation program that includes long-term incentive payouts. However, the 1994 Stock Incentive Plan adopted by the Stockholders on November 17, 1994, provides participants under the Plan performance-based compensation in the form of incentive stock options or restricted stock awards.

(2) Amounts in this column represent bonuses earned under the Company's employee incentive program for the respective fiscal years. Amounts earned in any fiscal year are payable in the following fiscal year.

(3) Amounts in this column represent the value of certain executive benefits provided by the Company.

(4) Amounts shown in this column represent the Company's contributions under its tax-qualified and tax-deferred 401(k) savings plan, taxes paid by the Company, and income realized from the exercise of incentive stock options. The Company's 401(k) matching contribution was $4,500 to each of Messrs. Breed, McFadden, Speranzella and Mrs. Breed.

Stock Option Grants

No Stock Appreciation Rights were granted to the executive officers during fiscal year 1997. Stock Options granted to the executive officers during fiscal year 1997 are as follows:


        Name                 Options       Percent of     Option Price    Market Price    Expiration      Potential Realizable Value
                            Granted(*)        Total                         on Grant         Date              5%             10%
                                             Granted                          Date
===================================================================================================================================
Allen K. Breed                 --               --              --            --                --             --             --

Johnnie C                      --               --              --            --                --             --             --
Breed

Charles J                     7,485            11.58%        $21.375       $21.375        08/19/2006       $100,617       $254,985
Speranzella, Jr

Giovanni                      7,747            11.99%        $21.375       $21.375        08/19/2006       $104,139       $263,911
Magistrali

Edward H                       --               --              --            --                --             --             --
McFadden

*Options granted under the 1994 Stock Incentive Plan

Year-End Option Table

The following table summarizes certain information regarding stock options exercised during the fiscal year ended June 30, 1997, and presents the value of unexercised options held by the executive officers named in the Summary Compensation Table at fiscal year end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                                         Value of
                                                               Number of Shares          Unexercised In-the-
                               Shares                            Underlying              Money Options at
                              Acquired                      Unexercised Options          Fiscal Year-End
                                 on           Value          At Fiscal Year-End          (Exercisable/
                              Exercise      Realized           (Exercisable/             Unexercisable) (1)
Name                            (#)            ($)           Unexercisable) (#)          ($)
---------------------------------------------------------------------------------------  ---------------------------------
Allen K. Breed                   --            --                    --                                --

Johnnie Cordell                  --            --                    --                                --
Breed

Charles J.                       --            --               9,368/97,057                     $13,564/508,226
Speranzella, Jr.

Giovanni Magistrali              --            --              119,027/50,802                  $1,223,655/$196,151

Edward H. McFadden               --            --                 29,036/0                         $114,133/0


(1) Value based on the last sales price per share ($23.00) of the Company's Common Stock on June 30, 1997, as reported on the New York Stock Exchange, less the exercise price.

Report of the Compensation Committee

Overview of Executive Compensation Program. In connection with the Company's initial public offering of Common Stock, the Board of Directors of the Company established a compensation committee (the "Compensation Committee") to administer the Company's executive compensation program. Under its charter, the Compensation Committee has authority to set the policies governing the principal elements of executive compensation, assure compliance with those policies and set annual compensation guidelines for executives. The Compensation Committee currently consists of two non-employee directors of the Company.

Elements of Executive Compensation. The Company's executive compensation program consists of base salary, annual incentive bonuses, stock grants and stock options. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits and a 401(k) savings plan.

Objectives of the Executive Compensation Program. The compensation program's objectives are to attract and retain a high quality executive team and to encourage that team to achieve profitable growth and thereby increase Stockholder value. To meet these objectives, the Company's compensation packages are intended to provide (i) an overall level of compensation that is competitive and (ii) incentive bonuses and stock-related compensation that reflect business results.

Status and Outlook for Executive Compensation. The Compensation Committee sets annual compensation guidelines for the Company's executives which includes salary ranges, salary increase guidelines and incentive compensation standards and formulas keyed to achievement of corporate goals. The Committee also established guidelines for the grant of non-executive stock-related compensation. In addition, the Committee determines the compensation of the Chairman and President and approves the compensation of all other executive officers (including stock options and restricted stock grants).

In response to the Company's rapid growth, and in anticipation of the Company's future growth, the salaries of executives are competitive to salaries of executives in manufacturing firms comparable in size to the Company's current size. In reviewing this issue, the Committee determined that it should shift its compensation strategy toward a greater reliance on options and incentive bonuses, and lesser reliance on salary and has moved accordingly.

Determination of Compensation. For fiscal year 1997, management set overall compensation within the range of compensation of executives with comparable qualifications, experience and responsibilities in the same or similar business and of comparable size and success. In addition to external market data, merit increases and bonuses were determined by individual performance, the Company's financial performance and the achievement of certain non-financial corporate goals.

Determination of Incentive Compensation. Under existing policy, a bonus standard is established for each executive position and is based on a percentage of salary. Based upon the criteria established for the fiscal year 1997 bonus incentive plan, bonuses were not awarded to participating employees.

Stock Options. Stock options were granted at an option price equal to fair market value on the date of grant and vest over a three-year period. Accordingly, the stock options are intended to motivate key management personnel to improve long-term stock market performance.

Summary of Compensation of Chief Executive Officer. In fiscal year 1997, the Company's Chairman and Chief Executive Officer, Allen K. Breed, received a base salary of $456,404. Mr. Breed was also paid a bonus of $456,404 which was earned in fiscal year 1996. Mr. Breed's bonus is based on the financial performance of the Company. Mr. Breed, as Trustee of the Allen K. Breed Revocable Trust, owns approximately 26.94% of the outstanding shares of Common Stock of the Company and thus received no option grants.

Compliance with Internal Revenue Code Section 162(m). The Company does not believe that Section 162 (m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Office and four other most highly compensated executive officers, will generally have a material effect on the Company. The Committee intends to periodically review the potential consequences of Section 162 (m) and may structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162 (m).

                                        Compensation Committee


                                        PETER A. LEWIS
                                        LARRY W. MCCURDY

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Lewis and McCurdy. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Comparative Stock Performance

The following graph compares the cumulative total Stockholder return on the Common Stock of the Company for the period from November 13, 1992 through June 30, 1997, with the cumulative total return on (i) the Standard & Poor's 500 Composite Index and (ii) a peer group index* selected by the Company which includes six publicly traded companies within the Company's industry. The comparison assumes the investment of $100 on November 13, 1992, in the Company's Common Stock and in the peer group index and the investment of $100 on October 31, 1992, in the Standard & Poor's 500 Composite Index and, in each case, assumes reinvestment of all dividends. Prior to November 13, 1992, the Company's Common Stock was not registered under the Exchange Act.

                 COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN
               AMONG BREED TECHNOLOGIES, INC., THE S & P 500 INDEX
                                AND A PEER GROUP

*The peer group index reflects the stock performance of the following companies:
Morton International ASP/Autoliv, Inc., Simpson Industries, Inc., TRW, Inc., OEA, Inc., Superior Industries International, Inc. and Modine Manufacturing Company.

PROPOSAL 2 -- APPROVAL OF AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN

The Stockholders are being asked to approve an amendment to the Company's Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock authorized and reserved for issuance under the Plan. Prior to the date hereof, the Board of Directors authorized, and the Stockholders approved, a total of 2,500,000 shares of Common Stock for issuance under the Plan. As of July 31, 1997, an aggregate of 1,451,037 shares have been issued or were subject to outstanding options under the Plan. In recognition of the Company's need to attract and retain qualified employees in a highly competitive environment, on September 17, 1997, the Board of Directors adopted, subject to Stockholder approval, an amendment to the Plan which increases the number of shares of Common Stock authorized for issuance under the Plan from 2,500,000 to 3,700,000 shares.

The following is a description of the Plan, as amended to date. This summary is qualified in its entirety by the terms of the Plan, a copy of which, in its amended form, may be obtained from the Secretary of the Company. In November
1994, the Board of Directors adopted, and the Stockholders of the Company approved the Plan. Under the terms of the Plan, all Company employees, officers, directors, consultants and advisors who are expected to contribute to the Company's future growth and success are eligible to be participants in the Plan. Participants under the Plan may be awarded shares or other awards under the various categories except that Incentive Stock Options ("Incentive Stock Options") may only be awarded to persons eligible to receive Incentive Stock Options under Section 422 of the Internal Revenue Code (the "Code"), i.e., employees of the Company. The Board of Directors determines the exercisability of an option at the time of its grant. The current form of option agreement under the Plan provides that options are not exercisable except to the extent vested. Options granted to employees typically vest in three increments over a three year period. The maximum term of options granted under the Plan is ten years. An option is non-transferable by the participant other than by will or the laws of descent and distribution, and is exercisable during the participants lifetime only by the participant, or, in the event of death of the participant, by a person who acquires the right to exercise by bequest or inheritance. All shares under the Plan must be authorized but may be unissued or treasury shares. The various types of awards that may be granted under the Plan may be in different forms. Incentive Stock Options which the Board intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of Incentive Stock Options granted to optionees holding 10% or more of the voting stock of the Company). All other options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Incentive Stock Options can have an exercise period that shall not exceed ten years from the date of the grant. In addition, options granted under the Plan (whether Incentive Stock Options or Non-statutory Stock Options) may provide for the payment of the exercise price by the delivery of cash or check, delivery of shares of Common Stock owned by the optionee for at least six months, delivery of a promissory note of the optionee to the Company on terms determined by the Board of Directors, delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price in the form of cash or check, and payment of such other lawful consideration as the Board of Directors may determine, or a combination of the foregoing.

The Plan also provides that where Incentive Stock Options are granted to any employee under the Plan, and the aggregate options granted under the Plan or any other Company incentive stock option plan become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value of more than $100,000, then the number of shares with a value in excess of $100,000 shall not constitute Incentive Stock Options, but are classified as Non-statutory Stock Options (" Stock Options"). Furthermore, no Incentive Stock Options may be exercised unless at the time of such exercise the participant is and has been continually, since the date of the grant, an employee of the Company, except that Incentive Stock Options may be exercised within a period of three months after the participant ceases to be an employee.

In addition to the Incentive Stock Options, the Plan also provides for the issuance of Non-statutory Stock Options, Stock Appreciation Rights ("SAR"), Performance Share Awards and Restricted Stock Awards.

As of the date of this Proxy Statement the Board of Directors has awarded pursuant to the Plan 1,412,680 options to purchase shares and 38,357 shares of restricted stock for certain executive offices and employees. Under such awards, some of the individual award recipients have the right to elect to receive a designated number of shares of restricted stock or a number of options to purchase shares of Common Stock equal to three times such designated number. These awards of restricted stock vest over a five year period and the awards of options vest over a four year period.

The Plan is administered by the Board of Directors of the Company which is authorized to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the Plan.

Federal Income Tax Consequences of the 1994 Stock Incentive Plan

Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option (provided that the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income"), and no corresponding expense deduction will be available to the Company. Generally, if an optionee holds shares acquired upon the exercise of Incentive Stock Options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain to the optionee upon a sale of such shares will be treated as a capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of Incentive Stock Options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise and to cause all such increase to be treated as capital gain.

If the optionee sells the shares prior to the expiration of the Statutory Holding Period (a "disqualifying disposition"), he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price, or (ii) the amount realized on the sale less the option price, and the Company will receive a corresponding business expense deduction. If the optionee sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for a shorter period.

For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an Incentive Stock Option is treated in the same manner as the exercise of a Non-statutory Stock Option. Thus, an optionee must, in the year of option exercise, include the difference between the exercise price and the fair market value of stock on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income currently at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

Non-statutory Stock Options. No taxable income is recognized by the optionee upon the grant of a Non-statutory Stock Option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price (and the Company is required to withhold an appropriate amount for tax purposes). If the optionee is a reporting person, then upon the exercise of an option within six months from the date of grant no income will be recognized by the optionee until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant (unless the optionee makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise). The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee, subject to the limitations of Section 162(m) of the Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

Stock Appreciation Rights. No taxable income is recognized by the recipient upon the grant of a Stock Appreciation Right. The recipient must recognize as ordinary income any cash delivered and the fair market value of any shares of Common Stock delivered in payment of an amount due under a Stock Appreciation Right. On the disposition by the recipient of any Common Stock received in payment of a Stock Appreciation Right, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162 (m) of the Code.

Performance Shares. No taxable income is recognized by the recipient upon the grant of a Performance Share Award. The recipient must recognize as ordinary income the fair market value of any shares of Common Stock actually delivered in accordance with the terms of the Performance Share Award. On the disposition by the recipient of any Common Stock received pursuant to a Performance Share Award, any additional gain or any loss recognized will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162 (m) of the Code.

Restricted Stock. Neither the Company nor the recipient of a Restricted Stock Award will realize any federal tax consequences at the time the award is granted. If, however, the recipient makes a Section 83 (b) election within 30 days of the date of grant, then special rules will apply. The Company will be entitled to deduct as a compensation expense, the same amount as the employee is required to recognize as ordinary income, in the same year as the employee includes the amount in income for federal tax purposes, subject to the limitations of Section 162 (m) of the Code. Any additional gain or any loss recognized upon the disposition of the Common Stock acquired pursuant to a Restricted Stock Award will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

The Plan also provides that the participants shall pay to the Company, or make provisions satisfactory to the Board of Directors, for the payment of any taxes required by law to be withheld in respect of shares awarded under the Plan no later than the date of the event creating the tax liability.

The Board of Directors has the discretion, subject to such conditions as may be established by the Board of Directors, that tax obligations may be paid in whole or in part of shares of Common Stock, including shares retained from the award creating the tax obligation valued at their fair market value. The Company has the right to the extent permitted by law to deduct any such tax obligations from any payment of any kind otherwise due to the participant.

Board Recommendation

The Board of Directors believes that the approval of the amendment to the Plan is in the best interests of the Company and its Stockholders because it will enhance the Company's ability to attract, retain and motivate key employees and others who are in a position to contribute to the Company's future growth and success and recommends that the Stockholders vote FOR the amendment.

INDEPENDENT AUDITORS

The accounting firm of Ernst & Young, LLP served as the Company's independent auditors for fiscal year 1997. One or more representatives of that firm will attend the Annual Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by Stockholders.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Any proposal that a Stockholder intends to present at the 1998 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, P.O. Box 33050, 5300 Old Tampa Highway, Lakeland, Florida 33807-3050, no later than June 9, 1998, in order to be considered for inclusion in the Proxy Statement relating to that meeting. A Stockholder is eligible to present proposals if, at the time he or she submits the proposals, the Stockholder shall be a beneficial owner or record holder of at least 1% or $1,000 in market value of Common Stock and has held such shares for at least one year, and the Stockholder continues to own such shares through the date on which the meeting is held.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.





THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By Order of the Board of Directors,
LIZANNE GUPTILL, Secretary

September 25, 1997